UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 4, 2005, Atheros Communications, Inc. (“Atheros”) entered into an offer letter agreement with Todd Antes (the “Agreement”), pursuant to which Mr. Antes will serve as Vice President of Marketing of Atheros, with employment starting on July 21, 2005 and continuing at will until either party gives notice of termination.

Under the Agreement, Mr. Antes will receive an annual base salary of $220,000. Mr. Antes will also receive a hiring bonus of $30,000, payable three months after his start date, provided he does not voluntarily resign from Atheros prior to that time. The Agreement also provides that Mr. Antes will be eligible to participate in Atheros’ executive bonus plan. Pursuant to the Agreement, Mr. Antes was granted options to purchase 150,000 shares of Atheros’ common stock with a per-share exercise price of $9.74. The options vest over four years from the date of grant, with 25% of the options vesting one year after the date of grant and the remaining options vesting in equal monthly installments over the following three years.

In the event Mr. Antes is terminated without cause, he will receive severance equal to six months of his then-current annual base salary, and Atheros will pay the health insurance coverage for Mr. Antes and his enrolled dependents for six months after the effective date of his termination. In the event Mr. Antes is terminated without cause within 12 months following a change of control of Atheros, the vesting of his then unvested stock options shall be accelerated as to an additional amount equal to the vesting Mr. Antes would have received had his employment continued for an additional year after his termination.

Item 8.01. Other Events.

On July 25, 2005, Atheros announced that Todd Antes has been appointed as its Vice President of Marketing, effective on July 21, 2005. The full text of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release dated July 25, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2005

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Jack R. Lazar
Name:	Jack R. Lazar
Title:	Vice President and Chief Financial
Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 25, 2005.

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